Exhibit No. 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Extends and Expands Share Repurchase Program

Burr Ridge, Illinois - (December 14, 2023) The Board of Directors of BankFinancial Corporation (Nasdaq - BFIN) (the "Company") extended the expiration date of the Company's share repurchase authorization from January 15, 2024 to December 15, 2024, and increased the total number of shares currently authorized for repurchase under the Share Repurchase Program by 200,000 shares. As of December 14, 2023, a total of 13,625 shares remained authorized for purchase pursuant to the previous share repurchase authorization. Therefore, as of December 14, 2023, the total number of shares authorized for repurchase is 213,625 shares. The share repurchase authorization remains in effect through December 15, 2024.

The authorization permits shares to be repurchased in open market or negotiated transactions, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. The authorization will be utilized at management’s discretion, subject to price, volume and other internal limitations that will be established by the Company’s Board of Directors, and to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements. Share repurchases will be funded from specifically-allocated working capital, if and as available.

The authorization does not obligate the Company to purchase any particular number of shares at any given price per share at any time. The implementation of the authorization is contingent upon adequate liquidity to consummate the authorized repurchases at then current market prices, including the proceeds from the potential future declaration of dividends from the Company’s bank subsidiary.  Share repurchases may be suspended, terminated or modified at any time for any reason, including market prices for the Company’s stock and other market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, sufficient liquidity to consummate repurchases, and other factors deemed appropriate. These factors, as well as internal restrictions on trading in the Company's shares during specific time periods, may also affect the timing and amount of share repurchases.

BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing banking, wealth management and fiduciary services to individuals, families and businesses in the Chicago metropolitan area and on a regional or national basis for commercial finance, equipment finance, commercial real estate finance and treasury management business customers.  BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol “BFIN.” Additional information may be found at the company's website, www.bankfinancial.com.  At September 30, 2023, BankFinancial had total assets of $1.505 billion, total loans of $1.106 billion, total deposits of $1.276 billion and stockholders’ equity of $154 million.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as "believes," "will," "expects," "project," "may," "could," "anticipate," "estimates," "intends," "plans" and similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. A variety of factors could cause the Company's actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to the Company's most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or at http://www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and the Company does not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-425-5568	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-425-5877